Exhibit 10.1

ROGER DAVIS
(Redacted)

To the Board of Directors
Global Realty Development Corp.
11555 Heron Bay Boulevard
Suite 200
Coral Springs, Florida 33076

January 31, 2008

Dear Board:

I have decided to semi-retire at this time and wish to resign from my positions effective immediately as Chief Financial Officer and as a Member of the Board of Directors of Global Realty Development Corporation,

Sincerely,

/s/Roger Davis
Roger Davis